[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Rostelecom invests $20 million in Golden Telecom

MOSCOW, Russia (July 19, 2007) Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), the leading provider of integrated telecommunications and Internet services in the largest population areas throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announces that in May 2007, in connection with the Corbina Telecom acquisition, Rostelecom made a decision to exercise its non dilution rights under the existing shareholders agreement and acquired 392,988 newly issued, but unregistered, shares of Golden Telecom’s common stock. The transaction was closed on July 17, 2007. The total amount paid in cash was approximately $20.4 million.

Mr. Jean-Pierre Vandromme, CEO of Golden Telecom, noted: “This investment confirms Rostelecom’s confidence in our strategy and prospects. We intend to use the proceeds for financing our ambitious growth plans including roll out of residential broadband networks and further expansion in the long distance market”.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc. (NASDAQ: “GLDN”) is the leading provider of integrated telecommunications and Internet services in the largest population areas of Russia and the Commonwealth of Independent States (CIS), with its own facilities and communications infrastructure. The Company offers telephony, data transfer and Internet access services to corporations, operators and private individuals through its existing networks in large cities, including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty and Tashkent, as well as through rented channels and fiber-optic and satellite communications networks, including roughly 293 combined access points in Russia and other CIS countries. The Company also offers mobile communications services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the provisions of the Securities Litigation Reform Act of 1995. Such statements include those on expected use of the proceeds from the share purchase on our growth plans including roll out of residential broadband networks and further expansion in the long distance market. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we are not able to realize our growth plans as we anticipate, including the roll out of residential broadband networks and further expansion in the long distance market. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

To receive supplemental information, please contact:

Anastasia Borzova
e-mail: publicrelations@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9332

Aleksey Subbotin
e-mail: ir@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9331
www.goldentelecom.ru